Exhibit 99.3
RISK FACTORS
Any of the events discussed as risk factors below may occur. If they do, our business, financial condition and results of operations could be materially adversely affected. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our financial condition, results of operations, cash flows and liquidity.
Our previously announced review of certain accounting matters is not complete and, as a result, we have not issued our annual financial statements for 2004, our quarterly financial statements for the second and third quarters of 2004 and the first and second quarters of 2005 and our restated financial statements for prior periods.
On February 7, 2005, we announced that we will restate our annual results for the years 2000 through 2003 and quarterly results for the first quarter of 2004. This restatement relates to our ongoing review of intercompany accounts, deferred tax accounts, consolidation process, non-U.S. pension accruals, unreconciled accounts at certain facilities and other accounting matters. The pending restatement follows our restatement, initially announced on February 3, 2004, of annual results for the years 2000 through 2002 and quarterly results for the first three quarters of 2003. That restatement was completed on April 26, 2004 and related principally to inventory and cost of sales adjustments resulting primarily from reconciliation issues at two of our reporting locations due to difficulties associated with conversion to new computer systems. The prior restatement also included adjustments relating to computation of our income tax provision, classification of certain balance sheet accounts and account reconciliations.
As a result of the restatements and the new obligations regarding internal controls attestation under Section 404 of the Sarbanes-Oxley Act of 2002, we were unable to timely file with the SEC our annual report for 2004 and our quarterly reports for the second and third quarters of 2004 and the first and second quarters of 2005 or to meet our reporting obligations under the New York Stock Exchange rules. While we expect to file our annual report for 2004 with the SEC in October 2005, our ability to do so depends, among other things, on our finalization of the restatement amounts and related periods and the completion by our independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC, of its integrated audit of our financial statements and internal controls over financial reporting. We intend to become current on our quarterly filings with the SEC with the filing of our second quarter quarterly report in 2006. No assurances can be made, however, as to the timing of filing with the SEC of any of the abovementioned reports or our ability to timely file with the SEC any reports in the future.
Due to the pending restatement, our previously issued financial statements for the affected periods should not be relied on. Based on work completed to date and excluding the impact of the pending IRS audit discussed below, which is still being analyzed by amount and affected period, we estimate that the restatement will result in a cumulative net income reduction of less than $20 million. As we have not yet completed our review, this estimate is subject to change based on further analysis, including determination of the final amount and classification of the adjustments for each of the affected periods.

We have material weaknesses in our internal controls over financial reporting, which could adversely affect our ability to report our financial condition, results of operations and cash flows accurately.
In connection with our 2004 restatement and our assessment of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, we identified material weaknesses in our internal controls. While our Section 404 evaluation has not been completed, based on our assessment to date we expect to report material weaknesses existing in our company-level and site-level controls at the end of 2004 that fall into the following categories: documentation, monitoring, communication, training and compliance with regard to financial and accounting policies; reconciliations of significant accounts; tax and ledger archiving and recordkeeping; internal audit processes; information technology and general computer processes; segregation of duties; verification of fixed assets; and approval and documentation of certain transactions and manual journal entries. As a result of material weaknesses existing at the end of 2004, we expect to report in our annual report for 2004 that our management concluded that our internal controls over financial reporting were not effective as of December 31, 2004.
Material weaknesses in our internal controls over financial reporting could adversely impact our ability to provide timely and accurate financial information. We have taken certain measures to strengthen our internal controls in response to the previously identified material weaknesses, including implementing strengthened control procedures for information systems, enhancing company-level monitoring controls processes, expanding our internal audit and corporate compliance functions, and engaging Deloitte & Touche LLP to assist us in complying with Section 404 of the Sarbanes-Oxley Act of 2002. However, additional work remains to be done to address the identified material weaknesses. If we are unsuccessful in implementing or following our remediation plan, or fail to update our internal controls as our business evolves or to integrate acquired businesses into our controls system, we may not be able to report accurately our financial condition, results of operations or cash flows or maintain effective disclosure controls and procedures. If we are unable to report financial information accurately or maintain effective disclosure controls and procedures, we could be subject to, among other things, an SEC enforcement action, additional securities litigation and a general loss of investor confidence, any one of which by itself could adversely affect our business prospects.
Furthermore, there are inherent limitations to the effectiveness of any system of controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. We could face additional litigation exposure and a greater likelihood of an SEC enforcement action if further restatements were to occur or other accounting-related problems emerge. In addition, any future restatements or other accounting-related problems may adversely affect our financial condition, results of operations, cash flows and liquidity.
We are currently subject to securities class action litigation, the unfavorable outcome of which might have a material adverse effect on our financial condition, results of operations, cash flows and liquidity.
A number of federal class action lawsuits have been filed against us, certain of our former officers, our independent auditors and the lead underwriters of our most recent public stock offerings, alleging violations of securities laws. We strongly believe that these lawsuits, which have been consolidated for pre-trial purposes, are without merit and are vigorously defending them and have notified our applicable insurers. We cannot, however, determine with certainty the outcome or resolution of these claims or the timing of their ultimate resolution. In addition to the expense and burden incurred in defending this litigation and any damages that we may suffer, our management’s efforts and attention may be diverted from the ordinary business operations in order to address these claims. If the final resolution of this litigation is unfavorable to us, our financial condition, results of operations, cash flows and liquidity might be materially adversely affected if our existing insurance coverage is unavailable or inadequate to resolve the matter.
The ongoing SEC investigation regarding our restatement could materially adversely affect our company.
Following our announcement on February 3, 2004 of the restatement of our previously issued annual results for the years 2000 through 2002 and quarterly results for 2003, the SEC advised us that it had initiated an informal inquiry into the facts and circumstances relating to the restatement. On June 2, 2004, the SEC issued a formal order of private investigation into the issues regarding our restatement and any other issues that arise from the investigation. We continue to cooperate with the SEC in this matter. In accordance with its normal practice, the SEC has not advised us when its investigation may be concluded, and we are unable to predict the outcome of this investigation. If the SEC takes enforcement action, we may be required to pay fines, consent to injunctions against future conduct or suffer other penalties.
Delay in the delivery to our creditors of our financial statements and the delay in the filing with the SEC of our reports has resulted or may result in a default under certain of our debt agreements.
Our existing credit agreement, letter of credit agreement and agreements governing our domestic receivables program require us to deliver to creditors thereunder our audited annual financial statements within a specified number of days following the end of each fiscal year. In addition, the indentures governing our senior subordinated notes require us to timely file with the SEC our annual and quarterly reports. As a result of the restatements and the new obligations regarding internal controls attestation under Section 404 of the Sarbanes-Oxley Act of 2002, we were unable to timely deliver our audited 2004 financial statements to our creditors or file with the SEC our annual report for 2004 and our quarterly reports for the second and third quarters of 2004 and the first and second quarters of 2005. We have obtained waivers under our credit agreement, letter of credit facility agreement and agreements governing our domestic receivables program extending the deadline for delivery of our audited 2004 financial statements to September 30, 2005. We expect, however, that we will not be able to deliver our audited 2004 financial statements prior to October 2005. As previously announced, we have commenced a refinancing initiative, as part of which we expect to refinance our senior subordinated notes and our existing credit agreement and letter of credit agreement with new credit facilities. We expect that the new credit facilities will extend the date by which we need to deliver to creditors thereunder our audited 2004 financial statements to December 31, 2005. The agreements governing our domestic receivables program will not be refinanced, and accordingly we are currently seeking an extension of the waiver granted under those agreements. No assurances can be made that we will be able to successfully complete the refinancing, or that we will be able to obtain the extension for the delivery of our audited 2004 financial statements under the agreements governing our domestic receivables program.
We did not seek or obtain a waiver under the indentures governing our senior subordinated notes relating to our inability to timely file with the SEC the required reports, and are currently in default thereunder. As a result, although we do not expect them to do so, the trustee under our existing indentures and holders of our senior subordinated notes have the right to give us notice of our default and, unless we cure the default within 30 days of the notice, accelerate the due date of our senior subordinated notes, which would then become due and payable at par plus accrued and unpaid interest. As mentioned above, we expect to refinance our senior subordinated notes as part of our refinancing initiative, although no assurances can be made that we will be able to successfully complete such refinancing.
If the refinancing initiative is not completed and we do not obtain further waivers under our existing credit agreement, letter of credit facility agreement or agreements governing our domestic receivables program, there will be an event of default thereunder, as a result of which our obligations thereunder may be accelerated and we may lose the right to borrow thereunder. Similarly, any acceleration of our senior subordinated notes would also result in an event of default under our credit agreement, letter of credit facility agreement and agreements governing our domestic receivables program. If the refinancing initiative is not completed and any of the forgoing events occur, there is no assurance that we will have sufficient funds available to pay in full the total amount of obligations that may become due as a result thereof, or that we will be able to find additional or alternative financing to refinance any such obligations. Even if we obtain additional or alternative financing, no assurances can be made that it would be on terms acceptable to us.
The IRS is auditing our tax returns, and the negative outcome of the audit will require us to make additional tax payments that may be material.
Our federal income tax returns for the years 1999 through 2001 are currently under examination by the IRS. In the course of the audit, we have identified certain recordkeeping and other internal control issues, which have significantly delayed progress on the audit work. As a result of these issues, and even though a significant amount of work remains to be done to complete the audit, the IRS has issued proposed adjustments to our tax returns for these years, which in the aggregate would be material to us. A portion of these adjustments relate to specific matters for which we have established reserves in our books. The bulk of the proposed adjustments, however, relates to our inability to respond adequately and in a timely manner to information and document requests, or IDRs, submitted by the IRS, including requests for information and documentation that would allow the IRS to trace tax return items back to source accounting records and substantiate certain deductions. We are cooperating with the IRS in its audit, including by identifying and reviewing additional accounting records, preparing amended tax returns for the years 1999 through 2001 that are consistent with such records, obtaining additional supporting documents and responding to IDRs. There can be no assurance that we will be able to respond adequately to all of the IDRs submitted to us by the IRS or that our responses will not cause the IRS to raise additional issues with respect to our tax returns. Moreover, we expect that similar tracing of records or substantiation issues may be raised by the IRS in connection with audits of our tax returns for periods after 2001. In general, there can be no assurance that the audit will not result in material tax payments by us in excess of the amount of our existing reserves and any such payments could have a material adverse effect on our financial condition, results of operations, cash flows and liquidity.
The recordkeeping and other internal control issues identified in the course of the IRS audit constitute material weaknesses in our internal controls. As a part of our effort to enhance our internal controls, we have taken steps to remedy the identified weaknesses, including replacing our tax accounting and reporting software, modifying our internal controls on tax reporting, restaffing our senior tax compliance positions, expanding our tax compliance personnel and implementing recordkeeping initiatives. These efforts are ongoing, and to date the company has not fully remedied the internal control weaknesses affecting its tax reporting function.

Economic, political and other risks associated with international operations could adversely affect our business.
A substantial portion of our operations is conducted and located outside the United States. We have manufacturing or service facilities in 31 countries and sell to customers in over 70 countries, in addition to the United States. Moreover, we outsource our manufacturing and engineering functions to, and source our raw materials and components from, India, China, Mexico and Latin American and Eastern European countries. Accordingly, our business is subject to risks associated with doing business internationally, including:
•	changes in foreign currency exchange rates;

•	instability in a specific country’s or region’s political or economic conditions, particularly in emerging markets and the Middle East;

•	trade protection measures, such as tariff increases, and import and export licensing and control requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations;

•	difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

•	differing and, in some cases, more stringent labor regulations;

•	partial or total expropriation;

•	differing protection of intellectual property;

•	unexpected changes in regulatory requirements; and

•	inability to repatriate income or capital.
For example, political unrest and a two-month nation-wide work stoppage in Venezuela in 2002 negatively impacted demand for our products from customers in that country and other customers, such as U.S. oil refineries, that were affected by the resulting disruption in the supply of crude oil. Similarly, the military conflict in the Middle East softened the level of capital investment and demand for our products and services in that region, notwithstanding the historically high prices for oil.
We are exposed to fluctuations in foreign currencies, as a significant portion of our revenue, and certain of our costs, assets and liabilities, are denominated in currencies other than U.S. dollar. The primary foreign currencies to which we have exposure are the euro, British pound, Canadian dollar, Mexican peso, Japanese yen, Singapore dollar, Brazilian real, Australian dollar, Argentinean peso and Venezuelan bolivar. Certain of the foreign currencies to which we have exposure, such as the Argentinean peso, have undergone significant devaluation in the past. Although we enter into forward contracts to hedge our risks associated with transactions denominated in foreign currencies, no assurances can be made that exchange rate fluctuations will not adversely affect our financial condition, results of operations and cash flows.

Our international operations are subject to a variety of laws and regulations, including the U.S. Foreign Corrupt Practices Act and regulations issued by the U.S. Customs Service, the Bureau of Export Administration and various foreign governmental agencies, including applicable customs, currency exchange control and transfer pricing regulations. No assurances can be made that we will continue to be found to be operating in compliance with, or be able to detect violations of, any such laws or regulations. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.
Our future success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these factors could, however, adversely affect our international operations and, consequently, our results of operations, financial condition and cash flows.
Our business depends on the levels of capital investment and maintenance expenditures by our customers, which in turn are affected by the cyclical nature of their markets and their liquidity.
Demand for most of our products depends on the level of new capital investment and maintenance expenditures by our customers. The levels of capital expenditures by our customers depend, in turn, on the general economic conditions and conditions in their industry, as well as on their liquidity.
The businesses of many of our customers, particularly general industrial companies, chemical companies and oil refineries, are, to varying degrees, cyclical and have experienced periodic downturns. Our customers in these industries historically have tended to delay large capital projects, including expensive maintenance and upgrades, during economic downturns. For example, demand for our products and services from our general industrial customers, such as steel and pulp and paper manufacturers, was negatively impacted by the U.S. recession in the early part of this decade. Similarly, in response to high oil and natural gas prices and a weak demand for their products due to the soft economy, during the past several years our chemical customers reduced their spending on capital investments and operated their facilities at lower levels, reducing demand for our products and services. Some of our customers may delay capital maintenance even during favorable conditions in their markets. For example, while high oil prices generally spur demand for our products and services in upstream petroleum markets, they often reduce demand for our products and services from oil refineries, as refiners seek to take advantage of favorable margins by operating at high levels of capacity utilization and deferring maintenance.
The ability of our customers to finance capital investment and maintenance may be affected by factors independent of the conditions in their industry. For example, despite high natural gas prices in 2003, there was little additional investment or maintenance activity by our gas customers, many of which have experienced liquidity constraints as a result of financial difficulties related to their former energy trading activities.
The diminished demand for our products and services leads to excess manufacturing capacity and subsequent accelerated erosion of average selling prices in our industry, which could adversely affect our business, results of operations, including profit margins, financial condition and cash flows.
As we expand our customer alliance programs, an increasing portion of our revenues will be on a fixed-fee basis, subjecting us to the risks associated with cost overruns.

As part of our customer alliance programs, we enter into maintenance agreements that are fixed-fee arrangements. Under these agreements, we provide all maintenance services, including replacement parts, at a specified fixed fee and, accordingly, bear the risk of cost overruns. While we conduct a detailed analysis of the customers’ equipment prior to entering into fixed-fee maintenance agreements and benefit from our extensive experience in the flow control industry, our failure to estimate accurately the anticipated equipment failures and maintenance costs could have a material adverse effect on our results of operations, including profit margins, financial condition and cash flows.
We sell our products in highly competitive markets, which puts pressure on our profit margins and limits our ability to maintain or increase the market share of our products.
The markets for our products are fragmented and highly competitive. We compete against large and well-established national and global companies, as well as regional and local companies, low cost replicators of spare parts and in-house maintenance departments of our end user customers. We compete based on price, technical expertise, timeliness of delivery, previous installation history and reputation for quality, with price competition tending to be more significant for sales to original equipment manufacturers. Some of our customers are attempting to reduce the number of vendors from which they purchase in order to reduce the size and diversity of their inventory. To remain competitive, we will need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. No assurances can be made that we will have sufficient resources to continue to make the investment required to maintain or increase our market share or that our investments will be successful. If we do not compete successfully, our business, financial condition, results of operations and cash flows could be adversely affected.
Environmental compliance costs and liabilities could adversely affect our financial condition, results of operations and cash flows.
Our operations and properties are subject to extensive regulation under environmental laws. These laws can impose substantial sanctions for violations or operational changes that may limit production. We must conform our operations to applicable regulatory requirements and adapt to changes in such requirements in all countries in which we operate.
We use hazardous substances and generate hazardous wastes in most of our manufacturing and foundry operations. Many of our current and former properties are or have been used for industrial purposes and some may require clean-up of historical contamination. We are currently conducting investigation and/or remediation activities at a number of locations where we have known environmental concerns. In addition, we have been identified as one of several potentially responsible parties at four Superfund sites.
We have incurred, and expect to continue to incur, operating and capital costs to comply with environmental requirements. In addition, new laws and regulations, stricter enforcement of existing requirements, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could adversely affect our financial condition, results of operations and cash flows.

We are party to asbestos-containing product litigation that could adversely affect our financial condition, results of operations and cash flows.
We are a defendant in a large number of lawsuits that seek to recover damages for personal injury allegedly resulting from exposure to asbestos-containing products formerly manufactured and/or distributed by us. All such products were used as self-contained components of process equipment, and we do not believe that there was any emission of ambient asbestos-containing fiber during the use of this equipment. Although we are defending these allegations vigorously and believe that a high percentage of these lawsuits is covered by insurance or indemnities from other companies, there can be no assurance that we will prevail or that payments made by insurance or such other companies would be adequate, and unfavorable rulings, judgments and/or settlement terms could adversely impact our financial condition, results of operations and cash flows.
Our business may be adversely impacted by work stoppages and other labor matters.
As of December 31, 2004, we had approximately 13,000 employees, approximately half of whom were located in the United States. Of our U.S. employees, approximately 7% are represented by unions. We also have unionized employees in Argentina, Australia, Austria, Belgium, Brazil, Canada, Finland, France, Germany, Italy, Mexico, The Netherlands, Spain, Sweden, Switzerland and the United Kingdom. Although we believe that our relations with our employees are good and we have not experienced any recent strikes or work stoppages, no assurances can be made that we will not in the future experience these and other types of conflicts with labor unions or our employees, or that any future negotiations with our labor unions will not result in significant increases in the cost of labor.
Our competitive position is affected by our ability to protect our intellectual property.
Our ability to compete is affected by our ability to protect our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We cannot guarantee, however, that the steps we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology. For example, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some of the foreign countries in which we operate. In addition, while we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached, and may not provide meaningful protection for our trade secrets and know-how related to the design, manufacture or operation of our products. If it became necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly, and we may not prevail. Furthermore, adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our sales and results of operations.
Our success will depend to a significant extent on our ability to attract and retain senior executives and other key personnel.
During 2004 and 2005, we appointed a new chief financial officer, treasurer and controller and chief accounting officer, and had other changes in our senior management. In 2005, we appointed on an interim basis a new chairman and chief executive officer, and are currently searching for a permanent chief executive officer. Our future success depends to a significant degree on our ability to identify and retain an experienced and qualified permanent chief executive officer, as well as on the skills, experience and efforts of our newly appointed and existing senior management and other key personnel. The loss of the services of any of these individuals could adversely affect our ability to complete the pending restatement and implement our business strategy. To promote continuity of senior management, in March 2005 our board of directors approved a Transitional Executive Security Plan, which provides financial incentives to key management personnel to remain employed by us for the near term. No assurances can be made, however, that we will be successful in our efforts to attract and retain key members of our senior management.
If we are unable to obtain raw materials at favorable prices, our operating margins and results of operations will be adversely affected.
We purchase substantially all electric power and other raw materials we use in the manufacturing of our products from outside sources. The costs of these raw materials have been volatile historically and are influenced by factors that are outside our control. In recent years, the prices for energy, metal alloys, nickel and certain other of our raw materials have increased, with the prices for energy currently exceeding historical averages. If we are unable to pass increases in the costs of our raw materials to our customers, our operating margins and results of operations will be adversely affected.
Significant changes in pension fund investment performance or assumptions relating to pension costs may have a material effect on the valuation of our obligations under our defined benefit pension plans, the funded status of these plans and our pension expense.
We maintain defined benefit pension plans that are required to be funded in the United States, the United Kingdom, Canada, Japan, Mexico and The Netherlands, and defined benefit plans that are not required to be funded in Germany, France, Austria and Sweden. Our pension liability is materially affected by the discount rate used to measure our pension obligations and, in the case of the plans that are required to be funded, the level of plan assets available to fund those obligations and the expected long-term rate of return on plan assets. A change in the discount rate can result in a significant increase or decrease in the valuation of pension obligations, affecting the reported status of our pension plans and our pension expense. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in increases and decreases in the valuation of plan assets or in a change of the expected rate of return on plan assets. Changes in the expected return on plan assets assumption can result in significant changes in our pension expense. In recent years, based on the results of actual asset returns, we reduced the assumed rate of return on our pension plan assets. In addition, due to the historically low interest rates, we reduced the discount rate employed to value our pension obligations to reflect the current interest rate environment. We currently expect to make substantial contributions to our U.S. and foreign defined benefit pension plans during the next three years, and may make additional substantial contributions thereafter.
We may incur material costs as a result of product liability and warranty claims, which could adversely affect our financial condition, results of operations and cash flows.
We may be exposed to product liability and warranty claims in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage or our products actually or allegedly fail to perform as expected. While we maintain insurance coverage with respect to certain product liability claims, we may not be able to obtain such insurance on acceptable terms in the future, if at all, and any such insurance may not provide adequate coverage against product liability claims. In addition, product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. An unsuccessful defense of a product liability claim could have an adverse affect on our business, results of operations, financial condition and cash flows. Even if we are successful in defending against a claim relating to our products, claims of this nature could cause our customers to lose confidence in our products and our company. Warranty claims are not covered by insurance, and we may incur significant warranty costs in the future for which we would not be reimbursed.
Our substantial indebtedness could adversely affect our financial condition and our ability to fulfill our obligations under our indebtedness.
We have a substantial amount of debt. This level of indebtedness could have important consequences to us. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our ability to take advantage of business opportunities as a result of various restrictive covenants in our debt agreements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions or other corporate requirements.
Subject to the restrictions in our debt agreements, including our existing indentures, we may incur additional indebtedness in the future, which could further exacerbate the effect of any of the consequences described above.
Restrictive covenants in the agreements governing our indebtedness limit our operating and financial flexibility.
The agreements governing our bank credit facilities and our other outstanding indebtedness impose significant operating and financial restrictions on us and limit our management’s discretion in operating our businesses. These agreements limit our ability, among other things, to:
•	incur additional debt;

•	pay dividends and make other distributions;

•	prepay subordinated debt, make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets; and

•	enter into transactions with affiliates.
Our ability to comply with these covenants may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default which, if not cured or waived, may have a material adverse effect on our financial condition and results of operations.
We may not be able to continue to expand our market presence through acquisitions, and any future acquisitions may present unforeseen integration difficulties or costs.
Since 1997, we have expanded through a number of acquisitions, and we may pursue acquisitions of businesses that are complementary to ours in the future. Our ability to implement this growth strategy will be limited by our ability to identify appropriate acquisition candidates, covenants in our credit agreement and other debt agreements and our financial resources, including available cash and borrowing capacity. In addition, acquisition of businesses may require additional debt financing, resulting in higher leverage and an increase in interest expense, and could result in the incurrence of contingent liabilities.
Should we acquire another business, the process of integrating acquired operations into our existing operations may encounter operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the challenges associated with acquisitions include:
•	loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls, including accounting systems and controls, with our operations;

•	coordinating operations that are increased in scope, geographic diversity and complexity;

•	retooling and reprogramming of equipment;

•	hiring additional management and other critical personnel; and

•	the diversion of management’s attention from our day-to-day operations.
Furthermore, no assurances can be made that we will realize the cost savings, synergies or revenue enhancements that we may anticipate from any acquisition, or that we will realize such benefits within the time frame that we expect. If we are not able to address the challenges associated with acquisitions and successfully integrate acquired businesses, or if our integrated product and service offerings fail to achieve market acceptance, our business could be adversely affected.

     This Current Report on Form 8-K (including the exhibits attached hereto) contain various forward-looking statements and include assumptions about the Company’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “predicts,” “potential,” “continue,” “intends,” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are:
•	changes in the financial markets and the availability of capital;

•	changes in the already competitive environment for the Company’s products or competitors’ responses to the Company’s strategies;

•	the Company’s ability to integrate past and future acquisitions into its current operations;

•	political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers;

•	the health of the petroleum, chemical, power and water industries;

•	economic conditions and the extent of economic growth in areas inside and outside the United States;

•	unanticipated difficulties or costs associated with the implementation of systems, including software;

•	the Company’s relative geographical profitability and its impact on the Company’s utilization of foreign tax credits;

•	the recognition of significant expenses associated with realigning the Company’s combined operations with acquired companies;

•	the Company’s ability to meet the financial covenants and other requirements in its financing agreements;

•	the threat of future terrorist attacks and the response of the United States to those attacks;

•	technological developments in the Company’s products as compared with those of its competitors;

•	changes in prevailing interest rates and the effective interest costs that the Company bears;

•	adverse changes in the regulatory climate and other legal obligations imposed upon the Company;

•	delays in meeting the deadline for the report of management and the independent auditor on the Company’s internal controls over financial reporting and related certification;

•	the possibility of continuing delays in filing the Company’s periodic public reports;

•	the possibility of adverse consequences of governmental tax audits of company tax returns, including a pending IRS audit of the Company’s U.S. tax returns for the years 1999 through 2001; and

•	the Company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues with profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends.
     The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.